[I-FLOW LOGO]

    I-Flow's First Quarter Regional Anesthesia Sales Jump 69%, Pushing Total
                    Revenue Up 31% To A Record $11.2 Million


      LAKE FOREST, CALIFORNIA, April 29, 2003 . . . I-FLOW CORPORATION (NASDAQ:IFLO) announced today that revenue for the first quarter ended March 31, 2003 rose 31% to a record $11,164,000 from $8,550,000 in the first quarter of 2002. The key driver for this increase was the sales for the Company's Regional Anesthesia market segment, which rose 69% to $4,044,000 compared to $2,388,000 for the prior year quarter. Net income for the quarter ended March 31, 2003 was $17,000, or $0.00 per diluted share, compared to a net loss for the quarter ended March 31, 2002 of $3,388,000, or $.21 per diluted share, which included the effect of a change in accounting principle for goodwill. Net income before the effect of a change in accounting principle for last year's first quarter was $136,000, or $0.01 per diluted share.

      "This quarter's results were especially satisfying since all three business segments contributed, led by Regional Anesthesia with 69% growth over the prior year quarter, followed by Oncology Infusion Services at 22% and Infusion Therapy at 11%. I believe that I-Flow crossed an important threshold in the first three months of 2003, and that the combined efforts of the entire I-Flow team are coming to fruition in all of our major business segments. Equally important, we believe that there is opportunity for continued growth in the remainder of 2003," said Chairman, President and Chief Executive Officer Donald M. Earhart.

      "I am particularly pleased by the performance of our Regional Anesthesia segment, driven by increased adoption and usage of our ON-Q(R) family of post-operative pain relief products. This quarter marks the first time since I-Flow regained exclusive distribution rights to ON-Q from Ethicon Endo-Surgery, Inc. on January 1, 2002 that the financial results for both the current and prior year quarters reflect the contribution of the Company's direct sales and marketing efforts.

      "Based on the growing customer demand the ON-Q family of products experienced in January and February of this year, we made a strategic decision to nearly double the size of our sales force during 2003, and as of today's date, we have already hired and trained many of these new representatives. We believe that 15 to 20 million of the surgeries performed annually in the U.S. could benefit from the use of our broadening portfolio of ON-Q post-operative pain relief products, and the most efficient way to capitalize on this opportunity is to `put more feet on the street'. With the recent addition of ON-Q C-bloc(TM), targeted at anesthesiologists, and new ON-Q Elite, targeted at outpatient surgery centers, we believe that now is the time to boost efforts to penetrate this market, and to provide the important clinical benefits of this cost-effective technology to physicians and their patients. As the leader in surgical site, post-operative pain relief systems, we are willing to sacrifice short-term earnings growth in exchange for the opportunity to achieve rapid market penetration in a large and growing arena," Earhart continued.

REGIONAL ANESTHESIA

      Sales for I-Flow's Regional Anesthesia business, which includes ON-Q Post-Operative Pain Relief System, Soaker(TM) Catheter, ON-Q C-bloc(TM) Continuous Nerve Block System, ON-Q Elite, PainBuster(R) Pain Relief System and custom pain kits from I-Flow's Spinal Specialties, Inc. subsidiary, increased 69% to $4,044,000 for this year's first quarter versus $2,388,000 for last year's first quarter. U.S. sales of ON-Q products alone increased by 61% over the prior year quarter.

      "Clinical studies and our new direct sales and marketing infrastructure have fueled market penetration of ON-Q as we continue to sharpen our focus of making these cost-effective devices for post-surgical pain relief the standard of care," Earhart said.

      During the quarter, I-Flow announced additional clinical studies related to ON-Q. A 22-patient study conducted at Fayette Medical Center focusing on the post-operative use of ON-Q after mastectomy found that those treated with ON-Q showed increased satisfaction, reduced intake of narcotics by about 63 percent and reduced length of hospital stay following surgery. Additionally, Yale University School of Medicine commenced a study on post-surgical pain relief in a group of 70 women undergoing cesarean section. This study will focus on providing the highest comfort level possible for those undergoing this surgery and the ability of patients to be alert during recovery, breast feed without concern of narcotic transmission to their babies, and bond with their newborns sooner because of the reduced use of narcotics.

      "These studies, which are part of the slate of nearly 50 ongoing or completed clinical trials involving ON-Q, demonstrate the keen interest by research clinicians as well as practitioners in the compelling clinical evidence supporting ON-Q as a better alternative in a variety of surgeries," Earhart said. He added that, "We are concurrently beginning to see the effects of our public relations work which resulted in stories about ON-Q in the USA Today Weekend magazine, the Miami Herald, the Chicago Tribune and More magazine in the first quarter. These complement our efforts with physicians and the medical community because consumers have actually started asking their surgeons for ON-Q."

      In January 2003 the Company launched the new ON-Q Elite Pain Relief System. Specifically designed to meet the need for a simple, reusable pump that provides post-operative pain relief for surgeries performed in outpatient surgery centers, ON-Q Elite can utilize existing reimbursement codes where pain management is a covered benefit requiring the use of durable medical equipment.

      "We are encouraged by the reimbursement opportunity for ON-Q Elite, as well as the approval of a reimbursement code for 2003 for the ON-Q C-bloc, and will continue to aggressively pursue additional codes for the ON-Q brand," Earhart continued.

      Spinal Specialties' sales grew by 49% over the prior year quarter, assisted by the increasing interest in the OsteoJect(TM) Bone Cement Delivery System, which for the first time enables physicians to deliver bone cement into surgical sites with a reusable injector. "The OsteoJect is exciting because, in addition to its numerous clinical advantages, its reusable cement driver and proprietary disposable components make this system much more efficient and cost-effective for hospitals," Earhart said.

ONCOLOGY INFUSION SERVICES

      Sales of I-Flow's InfuSystem subsidiary increased by 22% in this year's first quarter to $3,030,000 from $2,491,000 in last year's first quarter. Earhart noted that new drugs and protocols requiring the use of continuous intravenous infusion pump services fueled this growth and are expected to provide opportunities for additional growth in the future.

      "Recent studies have confirmed the benefits of continuous chemotherapy infusions involving two new drugs - Camptosar and Eloxatin(TM) - over several days for the treatment of colorectal cancer. InfuSystem is working closely with the two major pharmaceutical companies that have released these new drugs to co-market this program to physicians needing pumps to administer the drugs. This program has created new opportunities for InfuSystem with existing facilities as well as with new doctors and clinics that want to accommodate their patients with continuous infusion services. As the market leader in pump management services, InfuSystem is working with new customers to set up continuous infusion programs for certain cancer patients. We anticipate increased utilization of InfuSystem's pump program as future studies confirm additional drug protocols," Earhart said.

INFUSION THERAPY

      Worldwide sales for IV Infusion therapy, which includes the Company's intravenous elastomeric pumps, mechanical infusion devices and electric infusion pumps and disposables, increased 11% in the first quarter to $4,090,000 from $3,671,000 in the same period last year. "During the first quarter of 2003, we experienced a solid increase in unit sales both domestically and internationally as compared to the prior year quarter. Our continued success in this business segment is a testimony to the reliability, elegant simplicity and ease of use of these proprietary products," said Earhart.

BALANCE SHEET

      At March 31, 2003, I-Flow reported working capital of $16.0 million, total debt of $0.3 million, and shareholders' equity of $27.7 million.

ABOUT I-FLOW

      I-Flow Corporation (www.I-Flowcorp.com) designs, develops and markets technically advanced, low cost ambulatory infusion systems that are redefining the standard of care by providing life enhancing, cost-effective solutions for pain relief.

Certain disclosures made by the Company in this press release and in other reports and statements released by the Company are and will be forward-looking in nature, such as comments that express the Company's opinions about trends and factors that may impact future operating results. Disclosures that use words such as the Company "believes," "anticipates," or "expects" or use similar expressions are intended to identify forward-looking statements. Forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ from those expected, and readers are cautioned not to place undue reliance on these forward-looking statements. The Company undertakes no obligation to republish revised forward-looking statements to reflect the occurrence of unanticipated events. Readers are also urged to carefully review and consider the various disclosures made by the Company in this release which seek to advise interested parties of the risks and other factors that affect the Company's business, as well as in the Company's periodic reports on Forms 10-K, 10-Q, and 8-K filed with the Securities and Exchange Commission. The risks affecting the Company's business include reliance on the success of the home health care industry, the Company's success in pursuing its direct sales strategy, the reimbursement system currently in place and future changes to that system, competition in the industry, economic and political conditions in foreign countries, currency exchange rates, inadequacy of booked reserves, technological changes and product availability. Any such forward-looking statements, whether made in this release or elsewhere, should be considered in context with the various disclosures made by the Company about its business.

I-FLOW CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
($ in thousands, except for per share data)

                                                                                                Three Months Ended
                                                                                                     March 31,
                                                                                                2003            2002
                                                                                             --------         --------
                                                                                                    (Unaudited)
Net Revenues                                                                                 $ 11,164         $  8,550
Cost of sales                                                                                   4,149            3,456
                                                                                             --------         --------
    Gross profit                                                                                7,015            5,094
Costs and expenses:
  Selling, general & administrative                                                             6,492            4,341
  Research & development                                                                          502              526
                                                                                             --------         --------
    Total expenses                                                                              6,994            4,867
Operating Income                                                                                   21              227
Interest expense (income), net                                                                     (8)              (1)
                                                                                             --------         --------
Income before taxes                                                                                29              228
Provision for income taxes                                                                         12               92
                                                                                             --------         --------
Net Income before Effect of a Change in Accounting Principle                                 $     17         $    136
Effect of a Change in Accounting Principle: Goodwill Impairment                                    --           (3,474)
                                                                                             --------         --------
Net Income (Loss)                                                                            $     17         $ (3,338)
                                                                                             --------         --------
Net income per share, before effect of a change in accounting principle:
   Basic                                                                                     $   0.00         $   0.01
   Diluted                                                                                   $   0.00         $   0.01
Loss per share from Goodwill Impairment
   Basic                                                                                           --         $  (0.23)
   Diluted                                                                                         --         $  (0.22)
Net income (loss) per share -- Basic                                                         $   0.00         $  (0.22)
Net income (loss) per share -- Diluted                                                       $   0.00         $  (0.21)
                                                                                             ========         ========
Weighted average shares -- Basic
Weighted average shares - Diluted                                                              15,434           15,366
                                                                                               15,944           16,210
                                                                                             ========         ========



CONDENSED CONSOLIDATED BALANCE SHEET
($ in thousands)

                         Mar. 31,       Dec. 31,
ASSETS                     2003          2002
                       (unaudited)     (audited)
                       -----------     ---------
Current Assets           $23,164        $22,247
Property, Plant &
  Equipment, Net           6,196          5,626
Other Assets               5,462          5,488
                         -------        -------
     Total               $34,822        $33,361
                         =======        =======


                             Mar. 31,       Dec. 31,
 LIABILITIES & EQUITY          2003           2002
                           (unaudited)     (audited)
                           -----------     ---------
Current Liabilities          $ 7,085        $ 5,890

Long-term liabilities             --              1
Shareholders' Equity          27,737         27,470
                             -------        -------
     Total                   $34,822        $33,361
                             =======        =======